Exhibit 10.16

VITAL THERAPIES, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved May 13, 2013

As Amended March 18, 2015

Vital Therapies, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. The Co-Chairmen of the Board are not eligible to receive any compensation under this Policy. This Policy is effective as of the date set forth above, with the amendments effective as of the amendment date set forth above.

Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2014 Equity Incentive Plan (as may be amended from time to time, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

1. CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $35,000. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Effective as of the Registration Date, each Outside Director who serves as the chairman or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Chairman of Audit Committee:	$7,500
Member of Audit Committee:	$7,500
Chairman of Compensation Committee:	$5,000
Member of Compensation Committee:	$5,000
Chairman of Nominating and Governance Committee:	$5,000
Member of Nominating and Governance Committee:	$5,000
Chairman of Quality and Technology Committee:	$5,000
Member of Quality and Technology Committee:	$5,000

For clarity, each Outside Director who serves as the chairman of a committee will receive both the additional annual fee as the chairman of the committee and the additional annual fee as a member of the committee.

Board Meeting Fees

Each Outside Director will be paid a per-meeting attendance fee of $500 for attending telephonic meetings of the Board. In addition, each Outside Director will be paid a per-meeting attendance fee of $2,500 for attending in-person meetings of the Board in excess of four (4) in-person meetings during each calendar year. For clarity, there are no per-meeting attendance fees for attending meetings of the committees of the Board.

2. EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections 2(b) and (c) of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b) Initial Awards. Subject to Section 11 of the Plan, on the date on which any person first becomes an Outside Director, he or she automatically will be granted a Nonstatutory Stock Option with a Black-Scholes value of approximately $220,000 and the number of shares covered by such option rounded down to the nearest whole share (an “Initial Award”). Subject to Section 5 below and Section 14 of the Plan, each Initial Award will vest monthly in 48 equal installments beginning with the first month following the grant date (on the same day of the month as the grant date and if there is no corresponding date, then the last day of the month) and continuing for each month thereafter, in each case, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date.

(c) Annual Awards. Subject to Section 11 of the Plan, on the date of each Annual Meeting of the Company’s stockholders (the “Annual Meeting”) beginning with the 2016 Annual Meeting, each Outside Director who was a Director for the entire 6-month period preceding an Annual Meeting automatically will be granted a Nonstatutory Stock Option with a Black-Scholes value of approximately $110,000 and the number of shares covered by such option rounded down to the nearest whole share (an “Annual Award”). Subject to Section 5 below and Section 14 of the Plan, each Annual Award will fully vest on the earlier of (i) the 1-year anniversary of its grant date or (ii) the day prior to the next Annual Meeting, provided that the Outside Director continues to serve as a Service Provider through the applicable vesting date.

(d) Terms Applicable to all Options Granted Under this Policy. The per share exercise price for an Option granted under this Outside Director Compensation Policy will be 100% of the Fair Market Value on the grant date.

3. TRAVEL EXPENSES

Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.

4. ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5. ADJUSTMENTS

In the event that any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to then outstanding Awards granted under this Policy as provided in the Plan. For the avoidance of doubt, the foregoing adjustment will not result in any adjustment to the Black-Scholes values as set forth in paragraphs 2(b) and 2(c) herein.

6. REVISIONS

The Compensation Committee in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.